EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income Available to Common Shareholders of $1.1 Million for the First Quarter of 2015, 11.7% Increase Over the First Quarter of 2014, Net Income of $0.07 Per Diluted Share Outstanding

GLEN ALLEN, Va., May 4, 2015 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc., (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the first quarter of 2015. For the three months ended March 31, 2015, the Company had net income available to common shareholders of $1.1 million or $0.07 per diluted share, compared to net income available to common shareholders of $953 thousand, or $0.06 per diluted share, for the same period in 2014. This represents an increase of $111 thousand or 11.7% in net income available to common shareholders in the first quarter of 2015 compared to the first quarter of 2014.

Factors contributing to the Company's results during the first quarter of 2015 are as follows:

  Net interest income increased $453 thousand (or 9.8%), due primarily to continued loan growth, to $5.1 million for the first quarter of 2015 compared to $4.6 million in the first quarter of 2014.
  Net interest margin increased 3 basis points to 3.67% for the quarter ended March 31, 2015, compared to 3.64% for the quarter ended March 31, 2014, also due primarily to continued loan growth coupled with declines in average rates paid on deposit liabilities.
  Due primarily to loan recoveries, a net recovery of the provision for loan losses of $145 thousand was recognized during the first quarter of 2015 compared to a net recovery of the provision for loan losses of $292 thousand in the first quarter of 2014.
  Noninterest expense was $4.1 million for the first quarter of 2015 compared to $4.0 million for the first quarter of 2014.  This increase of $125 thousand, or 3.2%, was primarily driven by fair value adjustments to other real estate owned.

Growth

At March 31, 2015, total assets were $603.1 million, compared to $564.3 million at March 31, 2014, a $38.8 million or 6.9% increase. Total asset growth for the first quarter of 2015 was $4.6 million, or 0.8%, from $598.5 million at December 31, 2014, which is contrary to the seasonal decline that is typically expected during the first quarter of each year. This growth is primarily attributable to the increased visibility of the Bank's commitment in the local marketplace and the continued improvement in our market area's economic stability. In the first quarter of 2015, loan growth, net of the allowance, was $5.4 million or 1.1% or 4.5% on an annualized basis.

Gross loans at March 31, 2015, were $487.2 million compared to $481.8 million at December 31, 2014, a $5.4 million or a 1.1% increase. We continue to see increased loan demand in our market as the economy and consumer confidence improves.

Total deposits at March 31, 2015, were $496.0 million, an increase of $16.5 million or 3.4%, from $479.5 million at December 31, 2014. Non interest-bearing deposits were $81.1 million at March 31, 2015, compared to $70.8 million at December 31, 2014, an increase of $10.3 million or 14.6%.

In a joint statement, First Capital Bancorp, Inc., Managing Director and CEO, John Presley, and First Capital Bank President and CEO, Bob Watts, stated, "We would like to thank our customers and our wonderful First Capital Bank teammates for the great start to 2015. We continue to grow our core customer base as evidenced by the growth of non interest-bearing deposits during the first quarter.   We are hopeful this strong start will lead to another successful year for our company."

Asset Quality

The allowance for loan losses was $7.9 million or 1.62% of total loans at March 31, 2015, compared to $7.9 million or 1.63% of total loans at December 31, 2014.

During the quarter ended March 31, 2015, the Company recognized loan charge-offs of $15 thousand, loan recoveries of $160 thousand and a recovery of provision for loan losses of $145 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

	March 31,	December 31,	March 31,
	2015	2014	2014
	(Dollars in thousands)
Nonaccrual loans	$ 2,143	$ 3,430	$ 3,676
Loans past due 90 days and accruing interest	--	--	--
Total nonperforming loans	2,143	3,430	3,676
Other real estate owned (OREO)	1,243	1,810	2,478
Total nonperforming assets	$ 3,386	$ 5,240	$ 6,154

Allowance for loan losses to total loans	1.62%	1.63%	1.80%
Nonperforming assets to total loans & OREO	0.69%	1.08%	1.37%
Nonperforming assets to total assets	0.56%	0.88%	1.09%
Allowance for loan losses to nonaccrual loans	367.39%	229.56%	218.12%

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Allowance for loan losses
Beginning balance	$ 7,874	$ 8,165	$ 8,165
Recovery of provision for loan losses	(145)	(352)	(292)
Net recoveries	145	61	146
Ending balance	$ 7,874	$ 7,874	$ 8,019

Capital

The Bank's Total Risk Based Capital at March 31, 2015, was 12.64%, compared to 12.90% at December 31, 2014. The Bank's Tier 1 Risk Based Capital at March 31, 2015, was 11.41%, compared to 11.64% at December 31, 2014. The Bank's Common Equity Tier 1 Capital at March 31, 2015, was 11.41%. The declines in the Bank's Total and Tier 1 capital ratios are due primarily to the implementation of Basel III framework for calculating capital ratios. Additionally, the Company's tangible common equity increased to 8.49% at March 31, 2015 from 8.30% at December 31, 2014.

Non-Interest Income

Non-interest income, including gains on sales of securities, totaled $432 thousand for the quarter ended March 31, 2015, a decrease of $34 thousand or 7.3% from $466 thousand earned in the quarter ended March 31, 2014. The primary driver of this decrease was the closure of our wholesale mortgage operation which provided $55 thousand gain on sale of loans during the first quarter of 2014 but no income in 2015. The slowdown in the mortgage originations business coupled with the increased regulatory burden made the business difficult to sustain.

Non-interest Expense

Total noninterest expense was $4.1 million for the first quarter of 2015, compared to $4.0 million in the first quarter of 2014, an increase of $125 thousand or 3.2%. The primary driver of this increase was fair value adjustments to other real estate owned resulting in a net write off of $145 thousand.

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County and inside the Village at Swift Creek Kroger store.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Selected Operating Data:

Interest income	$ 6,290	$ 6,285	$ 5,920
Interest expense	1,210	1,250	1,293
Net interest income	5,080	5,035	4,627
Recovery of provision for loan losses	(145)	--	(292)
Other noninterest income	362	370	370
Securities gains	70	73	96
Noninterest expense	4,091	3,609	3,966
Income before income tax	1,566	1,869	1,419
Income tax expense	502	618	442
Net income	$ 1,064	$ 1,251	$ 977
Less: Preferred dividends	$ --	$ --	$ 24
Net income available to common stockholders	$ 1,064	$ 1,251	$ 953
Basic net income per common share	$ 0.08	$ 0.10	$ 0.08
Diluted net income per common share	$ 0.07	$ 0.08	$ 0.06

	March 31, 2015	December 31, 2014	March 31, 2014
Balance Sheet Data:

Total assets	$ 603,099	$ 598,538	$ 564,266
Loans, net	479,141	473,789	437,013
Deposits	495,980	479,507	460,490
Borrowings	51,535	62,877	53,631
Stockholders' equity	51,207	49,652	45,831
Book value per share	3.95	3.86	3.61
Tangible Common Equity to Assets	8.49%	8.30%	8.12%
Total shares outstanding, in thousands	12,958	12,864	12,688

Asset Quality Ratios
Allowance for loan losses	$ 7,874	$ 7,874	$ 8,019
Nonperforming assets	3,386	5,240	6,154
Net (recoveries) chargeoffs for quarter	(145)	29	(146)
Net (recoveries) chargeoffs to average loans for quarter	-0.03%	0.01%	-0.03%
Allowance for loan losses to total loans	1.62%	1.63%	1.80%
Nonperforming assets to total loans & OREO	0.69%	1.08%	1.37%

Selected Performance Ratios for Quarter:
Return on average assets (annualized)	0.72%	0.76%	0.72%
Return on average equity (annualized)	8.55%	9.30%	8.70%
Net interest margin (tax equivalent basis)	3.67%	3.58%	3.64%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com